UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 21, 2007 (December 19, 2007)
ALEXZA PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51820	77-0567768

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Alexza Pharmaceuticals, Inc.
1020 East Meadow Circle
Palo Alto, California	94303

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (650) 687-3900
Not applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
2008 Executive Compensation Increases and Cash Bonus Potentials
     On December 19, 2007, the Board of Directors (the “Board”) of Alexza Pharmaceuticals, Inc. (“Alexza” or the “Company”), upon recommendation of the Compensation Committee of the Board, approved the following 2008 annual base salaries and cash bonus potentials for our “named executive officers.”

Names Executive Officer	2008 Base Salary	2008 Cash Bonus Potential (%)
Thomas B. King	$455,000	60%
President and Chief Executive Officer
James V. Cassella, Ph.D.	$320,500	45%
Senior Vice President, Research and Development
August J. Moretti	$320,500	45%
Senior Vice President, Chief Financial Officer and Secretary
Anthony G. Tebbutt	$320,500	45%
Senior Vice President, Corporate Strategy & Business Development
     In addition, the Board approved a renewal of an annual housing stipend for Dr. Cassella of $4,000 net per month for 2008, $3,000 net per month for 2009 and $2,000 net per month for 2010. Dr. Cassella will be entitled to tax gross up payments for each such payment. The Company will provide additional information regarding the compensation awarded to our “named executive officers” in respect of and during the year ended December 31, 2007, in the proxy statement for our 2008 annual meeting of stockholders, which is expected to be filed with the Securities and Exchange Commission in April 2008.
Appointment of Dr. Hal V. Barron
     On December 19, 2007, the Board elected Dr. Hal V. Barron as a director of the Company to fill a vacancy on the Board. Dr. Barron was elected for a term expiring at the Company’s 2008 annual stockholders’ meeting. Dr. Barron was also elected to the Compensation Committee of the Board. A copy of the press release relating to Dr. Barron’s appointment is attached hereto as Exhibit 99.1.
     Dr. Barron is currently Senior Vice President, Development and Chief Medical Officer at Genentech, Inc. where he leads the Development organization, which is responsible for pre-clinical, clinical and post-approval activities. Dr. Barron joined Genentech in 1996 as a clinical scientist and in 2002 he was promoted to Vice President of Medical Affairs. In 2003 he was promoted to Senior Vice President and head of Development, and in 2004 was appointed as Chief Medical Officer. Dr. Barron received his medical degree from Yale University and holds a Bachelor of Science degree in physics from Washington University. Dr. Barron’s current academic positions at the University of California, San Francisco include Associate Adjunct Professor of Epidemiology and Biostatistics, and Associate Clinical Professor of Medicine/Cardiology. He has been issued several patents for his work in thrombosis and angiogenesis, and has published more than 90 papers in peer-reviewed scientific journals.
     In connection with his appointment, and pursuant to the Company’s previously adopted director compensation policy, the Company granted Dr. Barron an option to purchase 25,000 shares of common stock at an exercise price of $7.56 per share, the closing price of the Company’s common stock on December 19, 2007, in accordance with the terms and conditions of the Company’s 2005 Non-Employee Directors’ Stock Option Plan (the “Non-Employee Directors’ Plan”). The options are subject to the terms and conditions of the Non-Employee Directors’ Plan and the Company’s standard form of Option Grant Notice and Option Agreement for Non-Employee Directors’ Plan, copies of which are filed as Exhibits 10.6 and 10.7 to our Registration Statement on Form S-1 (No. 333-130644). 1/48th of the shares vest monthly over four years measured from the date of grant, assuming Dr. Barron’s continued service on the Board for such periods.
     In connection with Dr. Barron’ election, Dr. Barron and the Company also entered into an Indemnification Agreement in the same form as has previously been entered into with the Company’s other directors. The Indemnification Agreement provides indemnity to Dr. Barron against liabilities incurred in the performance of his duties to the maximum extent permitted by Delaware corporate law and the Company’s Bylaws. The Company’s form of Indemnification Agreement is filed as Exhibit 10.2 to its Registration Statement on Form S-1 (No. 333-130644).

Item 7.01 Regulation FD Disclosure
     On December 18, 2007, the Company announced that it has completed its target patient enrollment in its Phase 2a proof-of-concept clinical trial with AZ-104 (Staccato® loxapine) in patients with migraine headache. AZ-104 is a lower dose version of AZ-004, which is being developed to treat acute agitation in patients with schizophrenia or bipolar disorder. AZ-004 and AZ-104 are being developed through Symphony Allegro, a development collaboration formed between Alexza and Symphony Capital in 2006.
     The Company expects initial results from this Phase IIa clinical trial to be reported in the first quarter of 2008. The press release announcing the patient enrollment in the clinical trial is filed as Exhibit 99.2 hereto, the contents of which are incorporated herein by reference.
     In accordance with General Instruction B.2 of Form 8-K, the information presented under this Item 7.01 and attached as Exhibit 99.2 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.
Section 9 — Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description

99.1	Press Release, dated December 19, 2007, entitled “Alexza Elects Dr. Hal V. Barron to its Board of Directors.”

99.2	Press Release, dated December 18, 2007, entitled “Alexza Completes Target Enrollment in AZ-104 Phase 2a Clinical Trial in Migraine Patients. Initial Results Expected to be Reported in Q1 2008.”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alexza Pharmaceuticals, Inc.

Date: December 21, 2007

	By:	/s/ Thomas B. King
Thomas B. King
President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release, dated December 19, 2007, entitled “Alexza Elects Dr. Hal V. Barron to its Board of Directors.”

99.2	Press Release, dated December 18, 2007, entitled “Alexza Completes Target Enrollment in AZ-104 Phase 2a Clinical Trial in Migraine Patients. Initial Results Expected to be Reported in Q1 2008.”